SECURITIES AND EXCHANGE COMMISSION
                               Washington, DC 20549

                                       FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
      FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE
                                       ACT OF 1934


                             COMMISSION FILE NUMBER: 0-26417


                             SYNERGIE HOLDINGS LIMITED, INC.
               (Exact name of registrant as specified in its charter)


   16776 Bernardo Center Drive, Suite 203, San Diego, California       92128
         (Address of principal executive offices)                    (Zip Code)


                        Issuer's telephone number:  (858) 485-0747


                             Common Stock, Par Value $ 0.0001
              (Title of each class of securities covered by this Form)


                                     None
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]         Rule 12h-3(b)(1)(i)    [ ]
Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)   [ ]
                        Rule 15d-6   [ ]

                Approximate number of holders of record as of
                   the certification or notice date: 232

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                        Synergie Holdings Limited, Inc.



Dated: February 13, 2003                By: /s/  Charles W. Kallmann
                                        Charles W. Kallmann, President